Exhibit 3.1

ALIMERA SCIENCES, INC.

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION
OF
SERIES b CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Alimera Sciences, Inc. (the “Corporation”), a corporation organized and existing under the DGCL, does hereby certify that:

FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors, on May 13, 2023, in accordance with Section 242 of the DGCL, duly adopted resolutions setting forth proposed amendments to the Certificate of Designation of Series B Convertible Preferred Stock (the “Certificate of Designation”), with the effect of amending the Certificate of Designation as follows:

RESOLVED, that Section 1(a) of the Certificate of Designation is amended and restated in its entirety as follows:

“There shall be created from the 10,000,000 shares of Preferred Stock authorized to be issued by the Certificate of Incorporation, a series of Preferred Stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), and the authorized number of shares of Preferred Stock constituting the Series B Preferred Stock shall be 78,617.”

RESOLVED, that Section 3(c) of the Certificate of Designation is amended and restated in its entirety as follows:

“(c)Unless waived by the Preferred Majority (as defined in the Purchase Agreement), the following shall be deemed to constitute a Liquidation Transaction: (i) any acquisition of the Corporation by means of merger, consolidation, stock sale, tender offer, exchange offer or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged or sold, in one transaction or a series of related transactions, for cash, securities, property or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, or any other person or group or affiliated persons and in which the holders of capital stock of the Corporation hold less than a majority of the voting power of the surviving entity and (ii) any sale, transfer, exclusive license or lease of all or substantially all of the properties or assets of the Corporation and its subsidiaries (each of such transactions in clause (i) and (ii), together with an actual liquidation, dissolution or winding up of the Corporation, a “Liquidation Transaction”), provided that none of the following shall be deemed to constitute a Liquidation Transaction: (w) the conversion of all or a portion of the Series B Preferred Stock into Common Stock; (x) a transaction for which the sole purpose is to change the state of the Corporation’s incorporation, (y) a transaction for which the sole purpose is to create a holding company that will hold no assets other than shares of the Corporation and that will have securities with rights preferences, privileges and restrictions substantially similar to those of the Corporation and that are owned in substantially the same proportions by the persons who held such securities of the Corporation, in each case immediately prior to such transaction or (z) a license transaction entered into by the Corporation for the purpose of developing and/or commercializing one or more of the Corporation’s products, so long as such license transaction would not be reasonably considered to be a sale or license of all or substantially all of the assets of the Corporation.”

RESOLVED, that Section 5(b) of the Certificate of Designation is amended and restated in its entirety as follows:

“(b)For so long as an Original Purchaser (as defined in the Purchase Agreement) of the Series B Preferred Stock beneficially holds 50% or more of the shares of Common Stock (calculated on as-converted basis based on the Applicable Conversion Price (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like)) such Original Purchaser acquired pursuant to the Purchase Agreement, such Original Purchaser shall have the right to designate up to one director for election to the Board of Directors; provided, however, that for any Original Purchaser that is affiliated with another Original Purchaser, such designation right shall apply collectively to such affiliated purchasers. Effective as of the Tranche 2 Closing Date, one Original Purchaser shall have the right to designate one additional individual director for election to the Board of Directors, and effective upon Stockholder Approval, the other Original Purchaser shall have the right to designate one additional individual director for election to the Board of Directors; provided, however, that the provisions of this Section 5(b) are subject to the limitations set forth in the Purchase Agreement, including, without limitation, the step-down requirements under applicable Nasdaq Stock Market (“Nasdaq”) rules.”

RESOLVED, that Section 6(a) of the Certificate of Designation is amended and restated in its entirety as follows:

“(a) Right to Convert; Optional Conversion. Prior to the conclusion of the Initial Meeting, the Series B Preferred Stock is not convertible into Common Stock or any other security of the Corporation. If Stockholder Approval is not obtained at the Initial Meeting, following conclusion of such meeting, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series B Original Issue Price plus any accrued but unpaid dividends to which such share of Series B Preferred Stock is then entitled by (ii) the then-effective Applicable Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion or notice is provided for non-certificated shares; provided, however, prior to Stockholder Approval, (y) no conversion of shares of Series B Preferred Stock into Common Stock shall exceed the Change of Control Cap, the Exchange Cap and the Ownership Limitation; and (z) no conversion of shares of Series B Preferred Stock issued at the Tranche 2 Closing Date (as defined in the Purchase Agreement) into Common Stock shall exceed the Acquisition Cap.”

RESOLVED, that Section 6(c)(ii) of the Certificate of Designation is amended and restated in its entirety as follows:

“With respect to the shares of Series B Preferred Stock issued at the Tranche 2 Closing Date, the initial Applicable Conversion Price shall be $1.70 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) per share (the “Tranche 2 Conversion Price”).”

RESOLVED, that Section 6(d) of the Certificate of Designation is amended and restated in its entirety as follows:

“Ownership Limitation.  Unless and until the Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon conversion of any Series B Preferred Stock, and no Series B Preferred Stock will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such holder of the Series B Preferred Stock (together with the holder’s affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable regulations, including any “group” (within the meaning of the Exchange Act) of which such Holder is a member beneficially owning in excess of either 4.99% or 9.99% (as designated by the applicable holder on the signature page of such Holder to the Purchase Agreement) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such conversion (the restrictions set forth in this sentence, the “Ownership Limitation”). Prior to obtaining Stockholder Approval, a holder of the Series B Preferred Stock, upon notice to the Corporation, may increase or decrease the Ownership Limitation provisions of this Section 6(d), provided that the Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such conversion, the Exchange Cap or the Change of Control Cap immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock held by the holder.  Any increase in the Ownership Limitation will not be effective until the 61st day after such written notice is delivered to the Corporation.”

RESOLVED, that Section 6(e) of the Certificate of Designation is amended and restated in its entirety as follows:

“Exchange Cap. Unless and until the Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon conversion of any Series B Preferred Stock, and no Series B Preferred Stock will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would cause the aggregate number of shares of Common Stock that would be issued pursuant to the Purchase Agreement and the transactions contemplated thereby to exceed 1,401,901 (19.99% of the voting power or number of shares of Common Stock, issued and outstanding immediately prior to the execution of the original Purchase Agreement), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under applicable Nasdaq rules (such maximum number of shares, the “Exchange Cap”).

RESOLVED, that a new Section 6(p) is added to the Certificate of Designation as follows:

“Acquisition Cap. Unless and until the Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon conversion of any Series B Preferred Stock issued at the Tranche 2 Closing Date, and no Series B Preferred Stock issued at the Tranche 2 Closing Date will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would cause the aggregate number of shares of Common Stock that would be issued pursuant to the conversion of the Series B Preferred Stock issued at the Tranche 2 Closing Date to exceed 1,401,901 (19.99% of the voting power or number of shares of Common Stock, issued and outstanding immediately prior to the execution of the original Purchase Agreement), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under applicable Nasdaq rules (such maximum number of shares, the “Acquisition Cap”).”

RESOLVED, that Section 7(a)(iii) of the Certificate of Designation is amended and restated in its entirety as follows:

“authorize, create, issue or obligate itself to issue (by reclassification, merger or otherwise) any security (or any class or series thereof) or any indebtedness, in each case that has any rights, preferences or privileges senior to, or on a parity with, the Series B Preferred Stock, or any security convertible into or exercisable for any such security or indebtedness (other than (1) the issuance of up to an aggregate of $67,500,000 of indebtedness pursuant to the Corporation’s credit facility with SLR Investment Corp., as the same may be amended, refinanced or resyndicated from time to time or (2) the issuance of up to an aggregate of $500,000 of indebtedness pursuant to operating, capital or equipment leases entered into in the ordinary course of business);”

RESOLVED, that a new Section 7(a)(vii) is hereby added to the Certificate of Designation as follows:

(vii) consummate a Liquidation Transaction.

SECOND: The foregoing amendments were duly adopted in accordance with the provisions of Section 103 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on May 16, 2023.

ALIMERA SCIENCES, INC.

By: /s/ Richard S. Eiswirth, Jr.
Name: Richard S. Eiswirth, Jr.
Title: President and Chief Executive Officer